EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61520) pertaining to the Amended and Restated 1995 Stock Plan and the 2000 Director and Officer Stock Option and Incentive Plan of Citrix Systems, Inc., the Registration Statement (Form S-8 No. 333-80201) pertaining to the Amended and Restated 1995 Stock Plan, the Second Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Second Amended and Restated 1995 Employee Stock Purchase Plan of Citrix Systems, Inc., the Registration Statement (Form S-8 No. 333-121420) pertaining to the Amended and Restated 2000 Stock Incentive Plan of Net6, Inc. and the Amended and Restated 2003 Stock Incentive Plan of Net6, Inc. of our report dated January 14, 2004 (except for the first and second paragraphs of Note 18, as to which the dates are February 19, 2004 and February 27, 2004, respectively, and Note 2, as to which the date is March 4, 2005) with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. (as restated) included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

        /s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

March 4, 2005